EXHIBIT 9

December 30, 2005

CTC Aero, LLC
21 Motts Hollow Road
Port Jefferson, NY

Re:   FEE CONFIRMATION

Dear Chris:

We write to confirm the fee payable to CTC Aero, LLC ("CTC") in connection with services (the "Services") provided to Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (the "Funds") in connection with an investment in Irvine Sensors Corporation ("ISC"). We are pleased to confirm that the amount of the fee will be equal to $127,500, and will be paid to CTC shortly after the consummation of the Funds' investment in ISC.

The Funds and CTC each acknowledge that CTC is acting solely as an independent contractor, and not as an agent of the Funds. The Funds are not obligated to and will not withhold from CTC's compensation hereunder any amounts for foreign or US federal or state income taxes, Social Security, Medicare or similar amounts. CTC is solely responsible for all of the foregoing taxes, payments and amounts.

CTC further confirms that it and its representatives have complied with all applicable laws, rules and regulations applicable to the Services provided, and CTC will indemnify and hold the Funds and their affiliates harmless from any claims, damages, costs or expenses incurred by the Funds or any of their respective affiliates relating a breach of the foregoing in connection with the Services.

This agreement shall be governed by and construed and enforced according to the laws of the State of New York, and each party submits to the exclusive jurisdiction of the U.S. Federal or New York State courts located in the Borough of Manhattan, City of New York to resolve any controversy or claim arising out of, relating to or in connection with this agreement. Each party waives any objection to the laying of venue in such jurisdiction, including without limitation the convenience thereof. Each party waives any right to trial by jury.

This letter sets forth all the terms and conditions of the agreement between the parties with respect to its subject matter, and supersedes any and all prior oral or written understandings, arrangements and agreements with respect thereto, all of which are merged herein.

Please confirm that this letter accurately sets forth your understanding of our arrangement by signing and returning to us a copy of this letter.

Very truly yours,

Pequot Private Equity Fund III, L.P.

By:  Pequot Capital Management, Inc.,
      its Investment Manager

By: /S/ ARYEH DAVIS
    ----------------------------
      Aryeh Davis
      General Counsel

Pequot Offshore Private Equity Partners III, L.P.

By:  Pequot Capital Management, Inc.,
      its Investment Manager

By: /S/ ARYEH DAVIS
    -----------------------------
      Aryeh Davis
      General Counsel

CTC Aero, LLC

By: /S/ CHRIS TOFFALES
    -----------------------------